EXHIBIT 99.1
For Immediate Release

ROCKY MOUNTAIN CHOCOLATE FACTORY COMMISSIONS FIRST
ASPEN LEAF SELF-SERVE FROZEN YOGURT STORE

FRANCHISED OPENINGS TO COMMENCE IN APRIL

DURANGO, Colorado (February 9, 2011) -- Rocky Mountain Chocolate Factory, Inc. (NASDAQ: RMCF) (the “Company”) today announced the opening of its first Aspen Leaf Yogurt self-serve frozen yogurt store, along with plans to open additional company-operated and franchised stores in coming weeks.

The initial Aspen Leaf store, which is owned and operated by the Company, is located in the Village at Stone Oak shopping center in San Antonio, Texas, and offers 14 premium frozen yogurt varieties, including sugar-free and dairy-free selections, and an extensive selection of toppings.  Three additional Company-operated stores are scheduled to open during March and April 2011, in Boise, Idaho; Farmington, New Mexico; and Greeley, Colorado.

The Company also announced that its first franchised Aspen Leaf store is expected to open next month in Boulder, Colorado, in accordance with a territorial franchise agreement that calls for the opening of five stores in Boulder County, Colorado over a 24-month period.

“Our Aspen Leaf concept is based on giving people everything they need to create their own personalized, amazing frozen yogurt experience,” stated Edward L. Dudley, Senior Vice President of Sales and Marketing at Rocky Mountain Chocolate Factory, Inc.  “Ours are the only frozen yogurt stores to feature toppings made from Rocky Mountain Chocolate Factory chocolates which, along with other topping selections, allow customers to get highly creative in the development of their own recipes.”

“We believe our Aspen Leaf concept represents a natural complement to the Rocky Mountain Chocolate Factory brand that we hope will provide the Company and its franchisees with an exciting new growth opportunity in the ‘better for you’ segment of the estimated multi-billion-dollar frozen yogurt market,” observed Bryan Merryman, the Company’s Chief Operating Officer.  “Our product development staff worked tirelessly to find a yogurt product that tastes great, while delivering a higher level of probiotic benefits to customers than is available at many competing stores.  Customers can also choose from a limited selection of our branded chocolate products that can be purchased separate from the yogurt menu.  We believe that the availability of toppings and other products made with premium Rocky Mountain Chocolate Factory chocolates, combined with our reputation for outstanding customer service, will present the Company and its franchisees with a unique model in the rapidly-growing self-serve yogurt market.”

“We believe that our more than 29 years of franchising experience and support, high-quality reputation in confection manufacturing, proprietary training and store operating methods, extensive relationships with developers and real estate companies, and our store base of over 358 Rocky Mountain Chocolate Factory stores, will allow us to establish Aspen Leaf Yogurt as a premium retail brand within a relatively short period of time,” concluded Merryman.

About Rocky Mountain Chocolate Factory, Inc.

Rocky Mountain Chocolate Factory, Inc., headquartered in Durango, Colorado, franchises, operates and/or co-brands approximately 358 Rocky Mountain Chocolate Factory gourmet chocolate/confection stores in 36 states, Canada and the United Arab Emirates.  The Company recently entered the self-serve frozen yogurt market with its Aspen Leaf Yogurt concept, and plans call for the opening of additional company-operated and franchised yogurt stores in coming quarters.  The Company’s common stock is listed on Nasdaq under the symbol “RMCF”.

Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These statements involve risks and uncertainties, and the Company undertakes no obligation to update any forward-looking information.  Risks and uncertainties that could cause cash flows to decrease or actual results to differ materially include, without limitation, seasonality, consumer interest in the Company’s Aspen Leaf products, general economic conditions, consumer and retail trends, costs and availability of raw materials, competition, the success of the Company’s launch of Aspen Leaf Yogurt, LLC and its ability to open new locations this fiscal yea, and other risks.  Readers are referred to the Company’s periodic reports filed with the SEC, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements.  The information contained in this press release is a statement of the Company’s present intentions, beliefs or expectations and is based upon, among other things, the existing business environment, industry conditions, market conditions and prices, the economy in general and the Company’s assumptions.  The Company may change its intentions, beliefs or expectations at any time and without notice, based upon any changes in such factors, in its assumptions or otherwise.  The cautionary statements contained or referred to in this press release should be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on its behalf may issue.

For Further Information, Contact Bryan J. Merryman COO/CFO at (970) 259-0554